Exhibit 7.1(a)

GBH CPAs, PC 6002 Rogerdale, Suite 500 Houston, Texas 77072 Tel: 713-482-0000 Fax: 713-482-0099

January 25, 2012

Mr. Richard Polep

Chief Financial Officer

Consolidation Services, Inc.

2300 West Sahara Drive

Las Vegas, NV 89102

VIA FAX

Dear Mr. Polep:

In connection with Consolidation Services’ response to the Division of Corporation Finance of the Securities and Exchange Commission on July 26, 2011 stating in part:

The Company will amend the Form 10-K at 12/31/2010 to remove the impairment of goodwill as goodwill should not have been recorded or impaired under the new and final valuation of $4.3 million.

The Company has not taken steps to amend the Form 10-K or any subsequent filings and has not filed a Form 8-K Item 4.02 - Non-Reliance on Previously Issued Financial Statements as required pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934.

Further, the Company does not appear to have responded to the SEC Staff’s comments issued on August 10, 2011 other than requesting an extension to September 30, 2011 to respond.

Accordingly, our previously issued report of independent registered public accounting firm dated April 14, 2011 on the consolidated financial statements of Consolidation Services, Inc. as of December 31, 2010 and the year then ended should not be relied upon and is immediately withdrawn.

Sincerely,

/s/GBH CPAS, PC

GBH CPAs. PC

Cc: Division of Corporation Finance